Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Fiscal 2020 Results
Record Annual Revenue of $279M, Full Year EPS at $0.28, Adjusted EPS grows 48% to $0.98
Balance Sheet Strengthens on over $15M Debt Pay Down
(Minneapolis, MN, November 12, 2020) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its fourth fiscal quarter and full fiscal year ended September 30, 2020.
Fourth Fiscal Quarter 2020 Results
•Revenue increased to $73.2 million compared to $65.0 million, an increase of $8.2 million, or 12.6%.
•Net income increased to $4.4 million compared to $2.3 million, an increase of $2.1 million, or 93.9%.
•Net income per diluted share increased to $0.15 compared to $0.08 per diluted share, or 87.5%.
•Adjusted EPS increased to $0.32 per diluted share compared to $0.18 per diluted share, or 77.8%.
•Adjusted EBITDA increased to $12.1 million compared to $7.6 million, an increase of $4.5 million, or 58.3%.
Full Year 2020 Results
•Revenue increased to $279.3 million compared to $254.2 million, an increase of $25.1 million, or 9.9%.
•Net income decreased to $8.4 million compared to $10.0 million, a decrease of $1.6 million, or 15.5%.
•Net income per diluted share decreased to $0.28 compared to $0.35 per diluted share, or 20.0%. Included in fiscal 2019 was a gain on the sale of our corporate headquarters building that contributed $0.12 (net of tax) per diluted share.
•Adjusted EPS increased to $0.98 per diluted share compared to $0.66 per diluted share, or 48.5%.
•Adjusted EBITDA increased to $40.2 million compared to $26.5 million, an increase of $13.7 million, or 51.8%.
Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.
“Digi delivered record revenue results for fiscal year 2020 amid the challenging macroeconomic backdrop, aided by the Opengear acquisition,” said Ron Konezny, President and Chief Executive Officer. “Our recent organizational change placing key leaders over each major product line will drive alignment, focus, and growth while sharpening our customer focus. In addition, we are excited to see our SmartSense IoT Solutions business return to growth with the capture of several enterprise customers, further building on our record annualized recurring revenue. Digi’s core value proposition enabling secure, automated, remote work has never been more relevant as our customers adapt during this pandemic era.”
Segment Results
IoT Product & Services
The segment's fourth fiscal quarter 2020 revenues of $64.6 million increased 16.4% from the same period in the prior fiscal year. This increase is attributed primarily to the incremental revenue associated with our acquisition of Opengear, Inc. ("Opengear") in December 2019. Gross profit margin increased 379 basis points to 51.6% of revenues for the fourth fiscal quarter of 2020. Products acquired through the acquisition of Opengear were the primary driver of the margin rate increase.
Full fiscal 2020 revenues of $249.5 million were a record for this segment, increasing 15.9% from the prior fiscal year. This increase is attributed primarily to the incremental revenue associated with our acquisition of Opengear. Gross profit

Digi International Reports Fourth Fiscal Quarter and Full Year 2020 Results
margin increased 514 basis points to 51.8% of revenues for full fiscal 2020. Products acquired through the acquisition of Opengear drove the margin rate increase.
IoT Solutions
The segment's fourth fiscal quarter 2020 revenues of $8.6 million decreased 9.5% from the same period in the prior fiscal year. This was due primarily to delays in customer rollouts, expansions and equipment upgrades largely as a result of the pandemic. We served just over 70,000 sites as of September 30, 2020, compared to just over 63,000 sites as of September 30, 2019. Gross profit margin increased 585 basis points to 48.5%, due to product and customer mix. This also demonstrated the value of our high margin recurring revenue business model.
Full fiscal 2020 revenues of $29.8 million decreased 23.6% from the prior fiscal year. Consistent with the fourth quarter, this decrease was due primarily to delays in customer rollouts, expansions and equipment upgrades largely as a result of the pandemic. Gross profit margin increased 160 basis points to 49.2% as a result of a greater mix of recurring revenue compared to the prior fiscal year.
Fiscal 2021 Guidance
Due to the ongoing uncertainties caused by the COVID-19 pandemic and the resulting dynamic macroeconomic conditions, Digi will not be providing financial guidance.
Fourth Fiscal Quarter 2020 Conference Call Details
As announced on October 9, 2020, Digi will discuss its fourth fiscal quarter and full year 2020 results on a conference call on Thursday, November 12, 2020 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 1997802. International participants may access the call by dialing (262) 912-4765 and entering passcode 1997802. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 1997802 when prompted.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "plan," "potential," "project," "should," or "continue," or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the ongoing COVID-19 pandemic and efforts to mitigate the same, risks related to the economic downturn that commenced during the COVID-19 pandemic and the ability of companies like us to operate a global business in such conditions, the highly competitive market in which our company operates, rapid changes in technologies that may displace

Digi International Reports Fourth Fiscal Quarter and Full Year 2020 Results
products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2019 and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, adjustments to estimates of contingent consideration, acquisition-related expenses, interest expense related to acquisition and gains from the disposition of our former corporate headquarters permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and gains from the disposition of our former corporate headquarters is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Fourth Fiscal Quarter and Full Year 2020 Results
Investor Contact:

James J. Loch
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: jamie.loch@digi.com
For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2020 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Fiscal year ended September 30,
	2020	2019	2020	2019
Revenue	$73,169	$64,960	$279,271	$254,203
Cost of sales	35,651	34,365	135,299	135,168
Gross profit	37,518	30,595	143,972	119,035
Operating expenses:
Sales and marketing	13,011	11,218	52,761	45,801
Research and development	11,010	9,893	43,765	37,564
General and administrative	8,288	7,376	36,012	25,685
Restructuring (reversal) charge	(12)	—	117	(87)
Operating expenses	32,297	28,487	132,655	108,963
Operating income	5,221	2,108	11,317	10,072
Other (expense) income, net	(877)	479	(3,854)	1,073
Income before income taxes	4,344	2,587	7,463	11,145
Income tax (benefit) expense	(89)	301	(948)	1,187
Net income	$4,433	$2,286	$8,411	$9,958

Net income per common share:
Basic	$0.15	$0.08	$0.29	$0.36
Diluted	$0.15	$0.08	$0.28	$0.35
Weighted average common shares:
Basic	29,079	28,172	28,849	27,905
Diluted	29,678	28,916	29,546	28,554

Digi International Reports Fourth Fiscal Quarter and Full Year 2020 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2020	September 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$54,129	$92,792
Accounts receivable, net	59,227	56,417
Inventories	51,568	39,764
Other current assets	5,134	3,574
Total current assets	170,058	192,547
Other non-current assets	358,624	206,151
Total assets	$528,682	$398,698
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,067	$21,183
Other current liabilities	33,163	23,275
Total current liabilities	61,230	44,458
Other non-current liabilities	95,952	5,262
Total liabilities	157,182	49,720
Total stockholders’ equity	371,500	348,978
Total liabilities and stockholders’ equity	$528,682	$398,698

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal year ended September 30,
	2020	2019
Net cash provided by operating activities	$34,478	$28,964
Net cash (used in) provided by investing activities	(136,997)	5,511
Net cash provided by financing activities	63,603	1,113
Effect of exchange rate changes on cash and cash equivalents	253	(810)
Net (decrease) increase in cash and cash equivalents	(38,663)	34,778
Cash and cash equivalents, beginning of period	92,792	58,014
Cash and cash equivalents, end of period	$54,129	$92,792

Digi International Reports Fourth Fiscal Quarter and Full Year 2020 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended September 30,				Fiscal year ended September 30,
	2020		2019		2020		2019
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$73,169	100.0%	$64,960	100.0%	$279,271	100.0%	$254,203	100.0%

Net income	$4,433		$2,286		$8,411		$9,958
Interest expense (income), net	525		(168)		3,288		(631)
Income tax (benefit) expense	(89)		301		(948)		1,187
Depreciation and amortization	5,140		3,384		19,299		13,396
Stock-based compensation	1,914		1,475		7,237		5,655
Gain on sale of building	—		—		—		(4,396)
Restructuring (reversal) charge	(12)		—		117		(87)
Acquisition expense	154		345		2,772		1,390
Adjusted EBITDA	$12,065	16.5%	$7,623	11.7%	$40,176	14.4%	$26,472	10.4%

TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended September 30,				Fiscal year ended September 30,
	2020		2019		2020		2019
Net income and net income per diluted share	$4,433	$0.15	$2,286	$0.08	$8,411	$0.28	$9,958	$0.35
Amortization	4,067	0.14	2,149	0.07	14,754	0.50	8,818	0.31
Stock-based compensation	1,914	0.06	1,475	0.05	7,237	0.24	5,655	0.20
Other non-operating expense (income)	352	0.01	(311)	(0.01)	566	0.02	(442)	(0.02)
Acquisition expense	154	0.01	345	0.01	2,772	0.09	1,390	0.05
Acquisition earn-out adjustments	—	—	3	—	(128)	—	1,191	0.04
Restructuring (reversal) charge	(12)	—	—	—	117	—	(87)	—
Interest expense related to acquisition	526	0.02	—	—	3,558	0.12	—	—
Gain on sale of building	—	—	—	—	—	—	(4,396)	(0.15)
Tax effect from the above adjustments (1)	(1,715)	(0.06)	(858)	(0.03)	(7,106)	(0.24)	(2,565)	(0.09)
Discrete tax (benefits) expense (2)	(89)	—	31	—	(1,216)	(0.04)	(549)	(0.02)
Adjusted net income and adjusted net income per diluted share (3)	$9,630	$0.32	$5,120	$0.18	$28,965	$0.98	$18,973	$0.66
Diluted weighted average common shares		29,678		28,916		29,546		28,554
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 20.2% for fiscal 2020 and 18% for fiscal 2019 based on adjusted net income.
(2)For the three months ended September 30, 2020, discrete tax benefits primarily are a result of expiring statute of limitations. For the twelve months ended September 30, 2020, discrete tax benefits include excess tax benefits recognized on stock compensation, an adjustment of our state deferred tax rate due to the Opengear acquisition and expiring statute of limitations. For the three and twelve months ended September 30, 2019, discrete tax benefits primarily includes reversals of tax reserves due to the expiration of statutes of limitation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.